Exhibit 10.57

MULTI-FINELINE ELECTRONIX, INC.

2004 STOCK INCENTIVE PLAN

NOTICE OF STOCK UNIT AWARD

You have been granted Stock Units representing shares of Common Stock of Multi-Fineline Electronix, Inc. (the “Company”) on the following terms and pursuant to such other terms and conditions as are set forth in the Stock Unit Agreement and the Multi-Fineline Electronix, Inc. 2004 Stock Incentive Plan (the “Plan”), both of which are attached to and made a part of this document. Certain capitalized terms used in this Notice of Stock Unit Award are defined in the Plan.

Name of Participant:

Total Number of Stock Units Granted:

Date of Grant:	,

Vesting Start Date:	,

Vesting Schedule:	[ ]

By signing this document, you acknowledge receipt of a copy of the Plan, and agree that (a) these Stock Units are granted under and governed by the terms and conditions of the Plan and the Stock Unit Agreement; (b) you have carefully read, fully understand and agree to all of the terms and conditions described in the attached Stock Unit Agreement and the Plan; (c) you understand and agree that the Stock Unit Agreement, including its cover sheet and attachments, constitutes the entire understanding between you and the Company regarding this Award, and that any prior agreements, commitments or negotiations concerning this Award are replaced and superseded; and (d) you have been given an opportunity to consult legal counsel with respect to all matters relating to this Award prior to signing this cover sheet and that you have either consulted such counsel or voluntarily declined to consult such counsel.

PARTICIPANT	MULTI-FINELINE ELECTRONIX, INC.

By:

Its:
Print Name

MULTI-FINELINE ELECTRONIX, INC.

2004 STOCK INCENTIVE PLAN

STOCK UNIT AGREEMENT

Payment for Stock Units	No payment is required for the Stock Units you receive.

Vesting	Subject to the terms and conditions of the Plan and this Stock Unit Agreement (the “Agreement”), your Stock Units vest in accordance with the schedule set forth in the Notice of Stock Unit Award. In addition, the Stock Units may vest upon such earlier dates as may be specified in any written employment or similar agreement between you and the Company or your actual employer.

Forfeiture	If your Stock Units are granted in consideration of your Service as an Employee or a Consultant, after your Service as an Employee or a Consultant terminates for any reason, vesting of your Stock Units subject to such Award immediately stops and such Award expires immediately as to the number of Stock Units that are not vested as of the date your Service as an Employee or a Consultant terminates. If your Stock Units are granted in consideration of your Service as an Outside Director, after your Service as an Outside Director terminates for any reason, vesting of your Stock Units subject to such Award immediately stops and such Award expires immediately as to the number of Stock Units that are not vested as of the date your Service as an Outside Director terminates.

If your Service terminates as described above, then your Stock Units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Stock Units will immediately be cancelled. You receive no payment for Stock Units that are forfeited.

The Company determines when your Service terminates for this purpose and all purposes under the Plan.

[Recoupment of Award – to be used only if a performance vesting RSU]	If your Stock Unit becomes vested based on the achievement of financial performance criteria and there is a restatement of the Company’s financial results which would have resulted in a lesser number of Stock Units becoming vested, then the Company shall have the right, to the extent permissible under applicable law, to seek recoupment of any amount held by you in excess of the amounts, if any, that would have been vested based on the actual restated financial results. This right of recoupment shall apply to shares issued in settlement of the Stock Units or the proceeds you receive from the sale of such shares, as applicable.]

Leaves of Absence	For purposes of this Award, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company or your actual employer in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. But your service terminates when the approved leave ends, unless you immediately return to active work. The Company determines which leaves count toward Service.

Nature of Stock Units	Your Stock Units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock (or distribute cash) on a future date. As a holder of Stock Units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your Stock Units carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until your Stock Units are settled by issuing shares of the Company’s Common Stock. No adjustments will be made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Stock Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any Stock Unit. For instance, you may not use your Stock Units as security for a loan.

[Settlement of Stock Units – version to use if 10b5-1 plan language is included]	Each of your Stock Units will be settled as soon as practicable following vesting, but in any event, no later than two and one-half (2 1/2) months after the end of the calendar year in which the Stock Unit vests (or, if later, two and one-half (2 1/2) months after the end of the Company’s fiscal year in which the Stock Unit vests).

At the time of settlement, you will receive one share of the Company’s Common Stock for each vested Stock Unit. However, the Company, in its sole discretion, may substitute an equivalent amount of cash if the distribution of stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be determined on the basis of the Fair Market Value of the Company’s Common Stock at the time of settlement.

Whenever any Stock Unit is to be settled in installments, the number of Stock Units in any given installment shall be rounded to the nearest whole number to avoid a requirement to deliver a fractional share.

[Settlement of Stock Units – version to use if 10b5-1 plan language is not included]	Each of your Stock Units will be settled when it vests.
At the time of settlement, you will receive one share of the Company’s Common Stock for each vested Stock Unit. However, the Company, in its sole discretion, may substitute an equivalent amount of cash if the distribution of stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be determined on the basis of the Fair Market Value of the Company’s Common Stock at the time of settlement.

Notwithstanding the foregoing, but subject to the last sentence of this paragraph, if a settlement date occurs on a date that is not during a “window period,” then, unless the Company determines otherwise, the settlement date automatically shall be deferred to the first trading day of the first “window period” beginning after such date. In addition, if a settlement date occurs at a time when the Company reasonably anticipates that its deduction with respect to the payment otherwise would be limited or eliminated by application of Section 162(m) of the Internal Revenue Code (the “Code”), then, unless the Company determines otherwise, delivery of the shares of Common Stock (or cash) automatically shall be deferred until the first trading day of the first “window period” after the payment would cease to be subject to such limitation or elimination. In no event shall settlement be delayed pursuant to this paragraph to a date that is more than 2-1/2 months after the end of the calendar year in which the Stock Unit vests (or, if later, 2-1/2 months after the end of the Company’s fiscal year in which the Stock Unit vests).

A “window period” means a period designated by the Company during which you are permitted to purchase or sell shares of Common Stock.

Whenever any Stock Unit is to be settled in installments, the number of Stock Units in any given installment shall be rounded to the nearest whole number to avoid a requirement to deliver a fractional share.

[Withholding Taxes – version to use if 10b5-1 plan language is included]	A. General. No stock certificates or cash will be distributed to you unless you have satisfied all applicable withholding taxes that may be due in connection with any aspect of this Award, including the grant, vesting and settlement of the Award. The Company shall have no obligation to deliver shares of the Company’s Common Stock until the tax withholding obligations of the Company have been satisfied by you. If Stock Units are settled in cash, any obligation to withhold taxes shall be satisfied through withholding on the cash amount otherwise payable to you. Stock Units settled in shares of Common Stock shall be subject to Section B, below.

B. Instructions to Sell Shares for Payment of Tax Withholding; Assignment of Sale Proceeds. Subject to compliance with applicable law, the Company’s tax withholding obligations applicable to you arising at the time of settlement (the “Tax Withholding Obligations”) shall be satisfied through the assignment by you of the proceeds of a sale of a number of whole shares (the “Tax Settlement Shares”) having a Fair Market Value, as determined by the Company as of the date on which the tax withholding obligations arise equal to the amount of Tax Withholding Obligations.

As a condition to receiving any shares of Common Stock, on the date of this Agreement, you hereby agree and irrevocably authorize the Company and any brokerage firm as is contracted to manage the Company’s employee equity award program or such other broker selected to assist with the implementation of this program (the “Broker”), to take the actions described in this Section to sell shares of Common Stock upon the vesting of a Stock Unit in order to satisfy the Tax Withholding Obligations.

You understand and agree that the number of shares of Common Stock that the Broker will sell will be based on the closing price of the Common Stock on the trading day selected by the Broker, in its sole discretion, to satisfy the Tax Withholding Obligations. You agree to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares of Common Stock pursuant to this Section. You agree that the proceeds received from the sale of the Tax Settlement Shares pursuant to this Section will be used to satisfy the Tax Withholding Obligations and, accordingly, you hereby authorize the Broker to pay such proceeds to the Company for such purpose. You authorize the Company to withhold from any other compensation payable to you to the extent the proceeds from the sale of the Tax Settlement Shares does not satisfy your Tax Withholding Obligations.

You represent to the Company that, as of the date hereof, you are not aware of any material nonpublic information about the Company or the Common Stock. You further represent and warrant that you will not directly or indirectly seek to influence the Broker with respect to how the Broker performs its duties pursuant to this Section. You and the Company have structured this Agreement to constitute a “binding contract” relating to the sale of the Tax Settlement Shares pursuant to this Section, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act. It is the intent that this Agreement comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Act and that this Agreement shall be interpreted to comply with the requirements of Rule 10b5-1(c). You are aware that in order for this to constitute an instruction pursuant to Rule 10b5-1(c), you must not alter or deviate from the terms of this instruction (whether by changing the amount, price, or timing of any purchase or sale hereunder), exercise any subsequent discretion over the terms hereof or enter into or alter a corresponding or hedging transaction with respect to the Common Stock to be sold pursuant to this instruction or any securities convertible into or exchangeable for such Common Stock.

[Withholding Taxes – version to use if 105b-1 plan is not to be included]	No stock certificates or cash will be distributed to you unless you have made acceptable arrangements to pay any withholding taxes that may be due in connection with any aspect of this Award, including the grant, vesting and settlement of the Award. These arrangements may include withholding shares of the Company’s Common Stock that otherwise would be distributed to you when the Stock Units are settled if permitted by the Company. These arrangements may also include surrendering shares of the Company’s Common Stock that you already own. The Fair Market Value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes. You also authorize the Company, or your actual employer, to satisfy all withholding obligations of the Company or your actual employer from your wages or other cash compensation payable to you by the Company or your actual employer.

Restrictions on Resale	By signing this Agreement, you agree not to sell any shares of the Company’s Common Stock issued upon settlement of the Stock Units at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as you are an Employee, Consultant or Outside Director.

No Retention Rights	Your Award or this Agreement do not give you the right to be retained by the Company or your actual employer in any capacity. The Company and your actual employer reserve the right to terminate your Service at any time and for any reason without thereby incurring any liability to you.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company’s Common Stock, the number of Stock Units covered by this Award may be adjusted pursuant to the Plan. Your Award shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity as set forth in the Plan.

Beneficiary Designation	You may dispose of your Stock Units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested Stock Units that you hold at the time of your death.

Amendments Pursuant to Section 409A of the Code	You acknowledge that this Agreement and the Plan, or portions thereof, may be subject to Section 409A of the Code, that rules interpreting this Code section may be issued in the future; and that changes may need to be made to this Agreement to avoid adverse tax consequences under Section 409A. You agree that the Company may amend the Agreement as it deems necessary or desirable to avoid such adverse tax consequences.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California (without regard to its choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan. The Notice of Stock Unit Award, this Agreement, including its attachments, and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreement, commitment or negotiation concerning this Award are superseded.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT,

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED ABOVE AND IN THE PLAN.